Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trintech Group PLC Share Option Plan 2007, the Trintech Group PLC Share Option Plan for Directors and Consultants 2007 and the Trintech Group PLC 2009 Employee Share Purchase Plan, of our report dated May 29, 2009, with respect to the consolidated financial statements and schedule of Trintech Group PLC included in its Annual Report (Form 20-F) for the fiscal year ended January 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Ernst & Young

Dublin, Ireland

6 August 2009